Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-279392

Dated May 28, 2025

Beijing 8,439 1948 1950 1960 1970 1980 1990 2000 2010 2021 2022 2023 2024

Ratings

New original business for environment and climate protection in % of total new business volume 2024 adjusted for special mandates. New original business for SMEs in % of total new domestic business volume in 2024 adjusted for special mandates. 32% 37% 1% 9% 21%

••• • •

• − − → • − • •

ʼ • • • • The SDG mapping depicted was adjusted for special effects from mandated transactions amounting to EUR 11.5 billion in FY 2023 and EUR 8.5 billion in FY 2024 to stabilize and secure energy supply in Germany, which were carried out on behalf of the German government.

AAA CCC A+D-C+ 2

•••••• •• • • • ••• ₤ •• • • • ₤ € 78.1bn ₤ 2024 Funding target 2025: EUR 65 -70bn

456

Ratings ••••• €

Highlights Ratings •••• $ - 1,000 2,000 3,000 4,000 5,000 6,000 New lines issued in 2025

€$ Banks Central Banks Asset Mgt. Other

Ratings ••••••• “ ”

••••• •• •••• •• •••

••

•••

✓✓ ✓✓✓ ✓✓✓

••••••••

•••• •••

• • • • • •

•



Rely on the safe haven.
Investor presentation

Investor Relations
May 2025

Disclaimer

The issuer has filed a registration statement (including a prospectus) with the SEC for the securities to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these securities. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. KfW's prospectus supplement relating to the bonds is available through the following link:

tm2131584-8_424b3 - none - 3.3125177s (sec.gov)

KfW's base prospectus relating to SEC-registered notes is available through the following link:

tm2131584-3_sb - none - 3.2656626s (sec.gov)

Alternatively, the issuer will arrange to send you the prospectus, which you may request by emailing investor.relations@kfw.de.

The following presentation may contain forward looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this presentation and include statements regarding KfW's intentions, beliefs or current expectations. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. KfW cautions you that forward-looking statements are not guarantees of future performance or developments, which may differ materially from those made in or suggested by the forward-looking statements contained in this presentation. In addition, even if the performance or the developments are consistent with the forward-looking statements contained in this presentation, those developments may not be indicative of results or developments in subsequent periods not covered by this presentation.

The presentation speaks only as of its date. KfW undertakes no obligation, and does not expect, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to KfW or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above or contained elsewhere in this presentation.

KfW at a glance

Our Legacy

KfW **established in 1948**

Shareholders: Federal Republic (80%)
& Federal States (20%)

Our People & Network

>8,000 employees

Represented in over **80 offices** worldwide

Promoting transformation

KFW

The digital transformation & promotional bank by 2030

Boosting resilience

Our Business

Germany			
KFW			KFW CAPITAL
SMEs	Private clients	Municipalities, LFI, companies	Start-ups & Future Fund

International		
KFW IPEX-Bank	KFW	KFW DEG
Export & project finance	Developing & emerging economics	

Our Key Financials

(2024)

€112.8bn
New business

AAA
Rating

€39.6bn
Equity

30.2%
Capital ratio

€1.4bn
Consolidated profit

Our Focus

- Climate & environment
- Globalization
- Trend-independent promotion topics
- Social change
- Digitalization & innovation

Our Products

- Promotional loans
- Grants
- Commercial loans
- Strategic holdings
- Other

Worldwide presence

About 80 representative offices*



Number of KfW employees
(Average number)
8,439
1948
1950
1960
1970
1980
1990
2000
2010
2021
2022
2023
2024



Bonn
Cologne
Berlin
London
Brussels
Frankfurt
Chişinău
Kyiv
Belgrad
Priština
Sarajevo
Podgorica
Tirana
Skopje
Istanbul
Ankara
Tbilisi
Baku
Yerevan
Tunis
Rabat
Beirut
Ramallah-Al Bireh
Amman
Cairo
Abu Dhabi
Sanaa
Mazar-e-Sharif
Tashkent
Bishkek
Dushanbe
Kabul
Islamabad
New Delhi
Kathmandu
Mumbai
Dhaka
Ulan Bator
Beijing
Hanoi
Yangon
Vientiane
Bangkok
Phnom Penh
Ho Chi Minh City
Manila
Singapore
Jakarta
New York
Mexiko City
Guatemala City
Tegucigalpa
San Salvador
Managua
Bogotá
Quito
Lima
La Paz
Brasilia
São Paulo
Dakar
Bamako
Niamey
Ouagadougou
Cotonou
Accra
Lomé
Yaoundé
Addis Abeba
Kampala
Kigali
Nairobi
Kinshasa
Bujumbura
Daressalam
Lusaka
Lilongwe
Windhoek
Pretoria
Maputo
Johannesburg

*as of December 31, 2024

Proven and successful business model

KfW involves commercial banks in its domestic activities


Liquidity management
£
€
$
Funding
KFW
BANK
Lender
Financing partner
Final borrower
State liability
Institution owned by the Federal Republic and the federal states
Promotional mandate
Defined by KfW Law
Backed by Understanding II reached with EU Commission

KfW's business activities

Promotional business volume 2024: EUR 112.8bn

Domestic

SME Bank & Private Clients

Standardized financing products for SMEs, business founders, start-ups, self-employed professionals and private individuals




32%

Customized Finance & Public Clients

Individual financings for municipal & social infrastructure, customized financing for FI & promotional institutes of German federal states




37%

KfW Capital

Subsidiary (100%, est. 2018) to invest in German and European venture capital (VC) and venture debt funds




1%

International

Promotion of Developing Countries & Emerging Economies

KfW's public (KfW Development Bank) & private sector activities (DEG) in developing countries




9%

Export & Project Finance (KfW IPEX Bank)

Subsidiary (100%, est. 2007) for exports and project & corporate financing world-wide




21%

Environment investment ratio (FY 2024) **44%**

New original business for environment and climate protection in % of total new business volume 2024 adjusted for special mandates.

Domestic SME ratio (FY 2024) **35%**

New original business for SMEs in % of total new domestic business volume in 2024 adjusted for special mandates.

Business performance


in bn €
75.5
77.3
135.5
107.7
166.9
111.3
112.8
2018
2019
2020
2021
2022
2023
2024
Mandated transactions energy
Mandated transactions Covid

€ 112.8bn
Total promotional business volume in 2024

- About 70% domestic and 30% international business.
- 2024 volume of new business close to the previous year's level.


in bn €
486
506
546
551
555
561
545
2018
2019
2020
2021
2022
2023
2024

€ 545bn
Total assets at year-end 2024

- Number 4 of Germany's largest credit institutions in terms of total assets.


in bn €
1.6
1.4
0.5
2.2
1.4
1.6
1.4
2018
2019
2020
2021
2022
2023
2024
Strategic target (before IFRS effects)

€ 1.4bn
Consolidated profit in 2024

- Consolidated profit at the average level of the past five years, although slightly lower than last year.


in %
20.1
21.3
24.1
23.9
25.0
27.9
30.2
15.6
2018
2019
2020
2021
2022
2023
2024
Regulatory requirement

Tier 1 Capital Ratio
30.2%

- The Tier 1 Capital ratio has risen to a robust 30.2%, well above the regulatory total requirement of 15.6% as of year-end 2024.

Allocation of economic capital for credit risk

Business model focuses strongly on Germany and the financial industry



8%
4%
7%
2%
6%
3%
14%
56%
By region
2024
Germany
Euro-area countries (excl. Germany)
EU countries (excl. euro-area countries and Germany)
Europe outside EU
Africa
Asia (incl. Australia and New Zealand)
Latin America
North America

Exposure to Germany: 56%



7%
2%
4%
5%
6%
6%
10%
60%
By sector
2024
Banking sector
Industrial sector
Retail sector
Non-basic consumer goods
Utility companies
Financial sector
Communication services
Other

Exposure to banking sector: 60%

Transformation agenda 'KfWplus'

Commitment to sustainability


Promoting transformation – boosting resilience
Climate & environment
Digitalisation & innovation
Managing impact & mobilising private capital
The digital transformation & promotional bank
Top-performing KfW
1. Agility
2. Employee potential
3. Digitalisation
101010101
4. Business & operating model, and governance

Vision: Becoming THE digital transformation & promotional bank

- Promotional priorities
  - **Climate & Environment**
  - **Digitalization & Innovation**
  - → Dual transformation of the economy and society
- **Impact Management**: Making impact measurable:
  - Development of 50 impact indicators which will be the base of our group-wide impact assessment
- **Private capital** as lever for advancing the transformation
- A variety of internal projects to further improve **operational excellence**

SDG mapping of KfW Group's new business

A contribution to all of the United Nations' Sustainable Development Goals


KFW
2024

98.2% of KfW financing commitments are attributed to at least 1 SDG (2024)[1]

SDGs with the highest commitment volume in FY 2024

- **SDG 11 Sustainable Cities and Communities:** EUR 54,342m (+47%)
- **SDG 7 – Affordable and Clean Energy:** EUR 52,308m (+11%)
- **SDG 9 – Industry, Innovation and Infrastructure:** EUR 47,011m (+48%)
- **SDG 13 – Climate Action:** EUR 51,756m (+32%)

The focus of new KfW commitments in 2024 was on **issues important for the future**, in particular climate protection, clean energy and sustainable cities and communities.

1 The SDG mapping depicted was adjusted for special effects from mandated transactions amounting to EUR 11.5 billion in FY 2023 and EUR 8.5 billion in FY 2024 to stabilize and secure energy supply in Germany, which were carried out on behalf of the German government.

Funding at KfW
KfW's capital market activities


DEM DEUTSCHEN VOLKE

Guarantee from the Federal Republic of Germany

- Guarantee established in 1998
- Defined by law
- Direct, explicit and unconditional

§1a of the Law concerning KfW

The Federal Republic guarantees all obligations of KfW in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by KfW and other credits extended to KfW as well as credits extended to third parties inasmuch as they are expressly guaranteed by KfW.

Financial and sustainability ratings[1] from leading rating agencies

Financial ratings from leading rating agencies

Moody's

Largest public development bank with strong capitalization, solid asset quality and conservative risk profile

Aaa Outlook stable

Short-term: P-1

Scope

Strong and explicit linkages between KfW and the Federal Republic of Germany

AAA Outlook stable

Short-term: S-1+

Standard & Poor's

Key national development bank with a crucial role for executing key German economic policies

AAA Outlook stable

Short-term: A-1+

Unsolicited rating

Fitch Ratings

KfW has a broad and long-lasting policy role as Germany's largest development bank

AAA Outlook stable

Short-term: F-1+

Sustainability ratings confirm KfW's holistic approach

ISS ESG ethix·climate·oekom

The Prime status was awarded based on to KfW's performance above the industry-specific Prime threshold.

Prime

Scale: A+ / C+ / D- (KFW ▶ C+)

03/26/2024

MSCI[2]

AAA in the MSCI ESG Ratings assessment.

AAA

Scale: AAA / CCC (KFW ▶ AAA)

12/11/2024

1 A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
2 The use by KfW of any MSCI ESG Research LLC or its affiliates ("MSCI") data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of KfW by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided 'as-is' and without warranty. MSCI names and logos are trademarks or service marks of MSCI.

Wide selection of products addressing investor needs

KfW Benchmark Programmes

- Large and highly liquid bonds, highly diversified investor base
- Regular offerings and re-openings
- Size: 3-6bn (8bn incl. re-openings, euro only)
- €: 3, 5, 7, 10 and 15y
- $: 2, 3, 5 and 10y
- Format: EMTN, Global

€ $

Green Bonds – Made by KfW

- Liquid green bonds, diversified SRI investor base
- Focus: € and $
- Regular offerings and re-openings
- Private placements possible
- Format: EMTN, Global, Kangaroo, US-MTN

€ $ £ A$ NOK SEK HK$...


€ 78.1bn
2024
Funding target 2025:
EUR 65-70bn

Additional Public Bonds

- Large and liquid bonds, diversified investor base
- Tenors from 1 to 30y
- Liquid curves and strategic approach in £ and A$
- Regular offerings and re-openings
- Format: EMTN, Global, Kangaroo, Kauri

€ $ £ A$ SEK NOK

Tailor-made Placements

- Customized products for investor needs
- Flexible in currency, structure and maturity
- Format: EMTN, US-MTN, NSV, SSD

Strong presence in debt capital markets

Funding target 2025:
EUR 65-70bn
thereof EUR 10bn via green bonds



Funding volume (EUR in billions)
100
90
80
70
60
50
40
30
20
10
0
76.1
5.5
55.4
15.5
3.6
80.6
5.2
45.9
22.1
4.5
8.1
66.4
5.3
44.8
8.4
4.8
8.3
82.6
5.4
50.4
9.9
6.0
16.2
89.4
5.4
56.0
13.0
9.8
10.6
90.2
5.4
57.9
14.3
4.8
12.9
78.1
5.1
50.2
10.7
4.9
12.2
35.3
5.1
22.6
5.2
2.4
5.0
2018
2019
2020
2021
2022
2023
2024
Apr 2025
Green Bonds – Made by KfW
Tailor-made placements
Additional public bonds
KfW Benchmark Programmes
Average duration in yrs

KfW's funding by currencies

Benchmark bonds are issued in core currencies EUR and USD

Funding by currencies
(in %)



70%
60%
50%
40%
30%
20%
10%
0%
EUR
USD
12
10
8
6
4
2
0
GBP
AUD
NOK
CNY
HKD
Others
2020
2021
2022
2023
2024
Apr 2025

Comprehensive product portfolio and broad currency profile meets investors' requirements.

KfW EUR Benchmark Program

€

Highlights

- KfW's EUR Benchmark Program is the backbone of KfW's funding strategy.
- KfW is the second largest EUR issuer among supras and agencies worldwide. In times of uncertainty and high volatility, KfW's benchmark bonds are regarded as a safe haven asset and liquid investment.
- KfW is strongly committed to liquidity and regular issuance across all benchmark maturities each year. Secondary market liquidity is closely monitored.
- Well diversified investor base (by region and type of investor).
- Flexible funding approach allows prompt reaction to market opportunities depending on investor demand.

EUR BM	EUR bn	2025	Tenor	Coupon (%)	Lead Managers
I/2025	6.0	Jan 7	3y	2.375	BofA, BNP, DB, GS
II/2025	3.0	Jan 7	10y	2.750	BofA, BNP, DB, GS
Re-openings	8.0		various	various	various
2025 Total	**17.0**				



Total €223bn
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
KFW 0 1/8 06/30/25
KFW 0 1/4 09/15/25
KFW 2 1/2 11/19/25
KFW 0 3/8 03/09/26
KFW 2 7/8 05/29/26
KFW 0 06/15/26
KFW 0 09/30/26
KFW 0 5/8 02/22/27
KFW 0 03/31/27
KFW 0 04/30/27
KFW 1 1/4 06/30/27
KFW 2 3/8 08/05/27
KFW 0 1/2 09/15/27
KFW 2 3/4 10/01/27
KFW 0 12/15/27
KFW 0 5/8 01/07/28
KFW 2 3/4 03/15/28
KFW 2 3/8 04/11/28
KFW 0 3/4 06/28/28
KFW 3 1/8 10/10/28
KFW 0 11/09/28
KFW 0 3/4 01/15/29
KFW 2 5/8 04/26/29
KFW 2 7/8 12/28/29
KFW 0 3/8 04/23/30
KFW 3 1/8 06/07/30
KFW 0 09/17/30
KFW 0 01/10/31
KFW 2 3/4 02/20/31
KFW 2 1/2 10/15/31
KFW 0 1/8 01/09/32
KFW 1 1/8 09/15/32
KFW 1 1/8 05/09/33
KFW 2 7/8 06/07/33
KFW 2 5/8 01/10/34
KFW 0.05 09/29/34
KFW 2 3/4 01/17/35
KFW 1 3/8 07/31/35
KFW 0 3/8 05/20/36
KFW 1 1/4 07/04/36
KFW 1 1/8 03/31/37
KFW 1 1/8 06/15/37
KFW 0 7/8 07/04/39
New lines issued in 2025

KfW USD Benchmark Program

$

Highlights

- KfW's USD Global programme strategically complements KfW's benchmark programs.
- KfW is the third largest USD SSA issuer worldwide.
- KfW is strongly committed to liquidity and regular issuance across all benchmark maturities and closely monitors secondary market liquidity.
- KfW's USD Global programme has become a true "benchmark" in the market for many other issuers as well.

USD BM	USD bn	2025	Tenor	Coupon (%)	Lead Managers
I/2025	3.0	Jan 22	5y	4.625	Barclays, HSBC, JPM, MS
II/2025	3.0	Mar 04	3y	3.875	BMO, Citi, RBC, TD
III/2025	5.0	Apr 29	5y	3.750	BNP, JPM, Nomura, TD
2025 Total	**11.0**				



Total $74bn
6,000
5,000
4,000
3,000
2,000
1,000
-
KFW 3 1/8 06/10/25
KFW 0 3/8 07/18/25
KFW 5 1/8 09/29/25
KFW 0 5/8 01/22/26
KFW 5 03/16/26
KFW 3 5/8 04/01/26
KFW 4 5/8 08/07/26
KFW 4 3/8 03/01/27
KFW 3 05/20/27
KFW 3 1/2 08/27/27
KFW 3 3/4 02/15/28
KFW 2 7/8 04/03/28
KFW 3 7/8 05/15/28
KFW 3 7/8 06/15/28
KFW 4 03/15/29
KFW 4 5/8 03/18/30
KFW 3 3/4 07/15/30
KFW 4 3/4 10/29/30
KFW 4 1/8 07/15/33
New lines issued in 2025

KfW's global investor base

Distribution of KfW's benchmark investor base (EUR & USD)

€

$

Geographic distribution (in %)[1]



70
60
50
40
30
20
10
0
2020
2021
2022
2023
2024
2025
Europe ex Germany
Germany
Asia
Other
EMEA
Americas
Asia
Other

Investor distribution (in %)[1]



70
60
50
40
30
20
10
0
2020
2021
2022
2023
2024
2025
Banks
Central Banks
Asset Manager
Ins. & Pension
Other
Banks
Central Banks
Asset Mgt.
Other

1 Based on allocation of EUR/USD benchmark bonds

Liquidity is key

KfW benchmark bonds are among the most liquid bonds on the market

Factors supporting liquidity of KfW benchmark bonds

- KfW is public sector entity in the EU
- Risk weight: 0% according to CRR/Basel III
- Frequent issuer of benchmark bonds in core currencies EUR and USD
- Four lead managers for each EUR and USD BM bonds
- Large-volume BM bonds (sizes of 3bn to 8bn EUR/USD)
- Traded by approx. 30-40 banks OTC and at various stock exchanges
- Broad order book diversification (Ø more than 120 investors in 2024)



Bonds and notes issued by KfW are in principle eligible in the EU as level 1 assets pursuant to Article 10 para. 1 lit. (c)(v) of the Commission Delegated Regulation (EU) 2015/61 of October 10, 2014.



KfW's bonds and notes have been assessed as "HQLA US Eligible Assets" by Bloomberg, see Bloomberg,
KFW Corp <GO>,Choose Bond, DES <GO>, 13 <GO>

Turnover in KfW benchmark bonds in secondary markets[1]

Total turnover in KfW benchmark bonds is shown in relation to the total outstanding and the new issues of EUR and USD benchmark bonds of each funding year, respectively.



EUR
144.0
147.0
157.8
172.5
195.0
216.0
227.0
229.0
165.9
98.0
124.0
138.5
116.4
123.9
148.1
147.6
32.5
37.5
41.5
32.5
33.8
41.3
34.0
35.6
2017
2018
2019
2020
2021
2022
2023
2024
USD
146.0
194.0
164.6
96.0
92.0
83.5
88.0
90.0
78.0
83.0
60.2
71.0
85.9
53.7
54.4
41.0
24.9
19.9
19.9
14.0
20.0
15.9
25.9
15.9
2017
2018
2019
2020
2021
2022
2023
2024
Total Outstandings (aggregate principal)
New Issuance (aggregate principal)
Total Turnover

1 No warranty is given as to the completeness or accuracy of the total turnover data, which has been supplied by 15-20 different banks and accumulated but not verified by KfW.

Green Bonds – Made by KfW

Increasing investor willingness to engage in green finance

KfW is one of the most active participants in the green bond market



Total Green Bond issuance volume[1]
(nominal volume in EUR billion per year, excl. ABS & U.S. municipalities)
1st Green Bonds by EIB and World Bank
Launch of the Climate Bonds Initiative
1st Corporate Green Bond by Vasakronan/Sweden
Launch of the Green Bond Principles
1st Green Covered Bond by BerlinHyp
1st Green Bond by a state by Poland
€1trn threshold in Green Bonds ever issued
0.1
4
2
24
68
110
205
443
501
2007/08
2010
2012
2014
2016
2018
2020
2022
2024
1st Green Bond – Made by KfW
€14.5bn Green Bonds issued under 1st Framework
€32.7bn Green Bonds issued under 2nd Framework
€23.5bn Green Bonds issued under 3rd Framework
€12.2bn Green Bonds issued under 4th Framework

1 Source: Bloomberg

Green Bond Framework 4.0

KfW's new Green Bond Framework is an evolution in terms of both content and strategy

RENEWABLE ENERGY

- Wind energy (onshore & offshore)
- Photovoltaic panels
- Hydropower
- Biogas energy
- Grids and plants for the storage of heat or power

Domestic loan program, international co-operation & project & export finance



GREEN BUILDINGS

- Construction of new climate-friendly buildings with EH/EG 40 energy standard & CO_2 budget over life cycle
- Renovation of existing buildings which achieve the energy standard of an EH/ EG 85 or better

Domestic loan programs



CLEAN TRANSPORTATION

- Climate-friendly vehicles for passenger transport and light commercial vehicles
- Climate friendly vehicles for freight transport
- Infrastructure for public transport
- Infrastructure for active mobility

Domestic loan programs, international co-operation & project & export finance



BIODIVERSITY

- Financings or co-financings seeking to protect, maintain, restore or enhance biodiversity and ecosystems
- Forest restoration, agroforestry, climate adaptation in arboreal ecosystems, education of local population

International co-operation projects



CORPORATE INVESTMENTS FOR CLIMATE CHANGE MITIGATION

- Production of climate-friendly technologies and products
- Climate-friendly production processes to decarbonize production processes
- Energy production from renewable sources for a company's own power consumption

Domestic loan program



To watch the KfW webinar on the extended Green Bond Framework, please visit: Investor Relations | KfW

Green Bonds – Made by KfW

Overview on net proceeds and reporting

KfW Green Bonds' total net proceeds
> EUR 80.0bn



in EUR billions
2.7
3.7
2.8
3.5
1.8
8.1
8.3
16.2
10.6
12.9
12.2
5.0
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
Apr 2025
ZAR
USD
SEK
PLN
NOK
MXN
HUF
HKD
GBP
EUR
DKK
CNY
CAD
AUD

Year	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Details	5 GB	4 GB	7 GB	3 GB & 1 promissory note	9 GB & 1 promissory note	11 GB & 3 re-openings	22 GB & 15 re-openings	13 GB & 7 re-openings	15 GB & 7 re-openings	8 GB 1 re-opening	5 GB 2 re-opening
Allocation Reporting	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	in 2026
Impact Reporting	✓	✓	✓	✓	✓	✓	✓	✓	2025/2026 (depending on data availability)	2026/2027 (expected)	2027/2028 (expected)

Allocation of KfW Green Bonds 2024 (I/II)

Green Bonds – Made by KfW

- Issued in 7 different currencies: EUR, USD, AUD, GBP, CNY, SEK, NOK
- Eligible categories 2024: Renewable Energy, Green Buildings, Clean Transportation, Corporate Investments for Climate Change Mitigation, Biodiversity



SEK 2.0bn 5y
NOK 2.0bn 5y
CNY 2.0bn 3y
GBP 0.75bn 3y
AUD 1.5bn 5.5y
EUR 4.0bn 8y
USD 2.0bn 10y
EUR 4.0bn 5y (incl. re-opening)
1.4%
2.1%
1.4%
7.3%
7.5%
15.0%
32.6%
32.6%
€ 12.2bn
2024

Underlying Assets



Corporate Investments 3.4%
Clean transportation 2.1%
Biodiversity 1.0%
Other renewable energy technologies 0.9%
Europe 4.7%
Non-Europe 2.1%
Solar energy
6.4%
Wind energy
16.7%
Germany 93.2%
Residential buildings
56.0%
Non-residential buildings
13.5%
€ 15.7bn
2024

KfW aims to create transparency and trust in the effectiveness of its Green Bonds through regular reporting. Two separate reports provide information on allocation and impact. Since 2022, the allocation report has been reviewed by an independent auditor (limited assurance).

Allocation of KfW Green Bonds 2024 (II/II)

Overall alignment with the substantial contribution criteria of the EU Taxonomy



€15.7bn
Potentially not aligned
1.9%
Partially aligned
31.6%
Fully aligned
66.6%
Overall alignment with the substantial contribution criteria
0.8%
of which: Other renewable energies: 0.8%
23.2%
of which: Wind: 16.7% Solar: 6.4% Storage: 0.1%
Renewable Energy
31.6%
of which: Climate friendly new buildings: 31.6%
38.0%
of which: Refurbishment of existing buildings: 38.0%
Green Buildings
3.4%
Corporate Investments
2.1%
Clean Transportation
1.0%
Biodiversity

Figures may not add up due to rounding differences.

Highlights

- In 2024, the share of allocated proceeds to projects eligible under the EU Taxonomy is about 98.1%.
- For the first time, KfW has assessed the alignment of the financed activities with the substantial contribution criteria of the *Climate Delegated Act of the EU Taxonomy for ecologically sustainable economic activities.*
- Of the EUR 15.7bn disbursed under the eligible loan programs and projects, **66.6%** are considered **fully aligned**, **31.6%** are considered **partially aligned**, and **1.9%** of all disbursements are assumed to be **potentially not aligned** with the **substantial contribution criteria** of the EU Taxonomy.

Independent opinion by Morningstar Sustainalytics

External analysis by renowned research institution

KfW Green Bond Framework 4.0 – applicable from January 2024 onwards

Morningstar Sustainalytics, a globally-recognized provider of ESG research, ratings and data, has completed over 1000 Second Party Opinion (SPO) projects.

- Sustainalytics is of the opinion that the Green Bonds – Made by KfW Framework is credible and impactful and aligns with the Green Bond Principles 2021.
- Sustainalytics mapped the criteria defined in the Framework's use of proceeds categories to 78 activities in the EU Taxonomy. Sustainalytics is of the opinion that 63 activities align with the applicable significant contribution (SC) criteria, 7 partially align and 8 are not aligned.
- Sustainalytics assessed the Framework and the alignment thereof with relevant industry standards including the EU Taxonomy and provided views on the robustness and credibility of the Framework.

Framework 2014 (assessed by CICERO)

- ✓ Shades of Green: dark green
- ✓ Governance: excellent

Framework 2019 (assessed by CICERO)

- ✓ In line with ICMA GBP (June 2018)
- ✓ Shades of Green: medium green
- ✓ Governance: excellent

Framework 2022 (assessed by CICERO)

- ✓ In line with ICMA GBP (June 2021)
- ✓ Shades of Green: medium green
- ✓ Governance: excellent

Liquidity management at KfW

Portfolio management and money market activities


KfW
KfW

KfW's liquidity portfolio

€ 35.6bn[1]

Securing KfW's liquidity

Strategy

- Pure fixed income portfolio
- Buy-and-hold strategy
- Only very good credit ratings (all investment grade)
- Interest rate risk comprehensively managed through hedging

Asset classes

- Government bonds and bonds issued by government-related issuers and agencies
- Covered bonds
- Financials
- ABCP, ABS

1 as of Dec 31, 2024

Money market

Large ECP / USCP programs for short-term liquidity

ECP program

- Multi-currency commercial paper (ECP) program with a **program size of EUR 90bn** (since August 2022)
- Flexible in all maturities, starting with 1 week
- Volumes start from EUR 2.5m and are not capped
- In 2024, KfW issued **410 ECPs** with a total nominal volume of **EUR 46bn**

USCP program

- USD CP program with a volumes of **USD 30bn** (since March 2022)
- Flexible in all maturities including same-day funding; max. USD 0.75bn maturities per day
- In 2024, KfW has issued **366 USCPs** with a total nominal volume of **USD 35bn**

Top CP-Ratings

P-1 (Moody's)
S-1+ (Scope)
A-1+ (S&P)

Tailor-made solutions

KfW aims to meet investors' needs by showing flexibility in sizes, maturities and currencies (wide currency range possible in ECP program)

Variety of currencies



1.5%
23%
39%
Apr 2025
36%
USD
EUR
GBP
Others

In 2025 YTD, KfW has issued CPs in 7 currencies under its ECP program:

USD, EUR, GBP, HKD, CHF, AUD, NZD

Overall, CPs were issued in **17 currencies** since the launch of the program

Funding Outlook

Outlook 2025



EUR 65-70bn
Funding target for 2025

- Total funding volume expected at EUR 65-70bn in 2025
- Around EUR 10bn funding via Green Bonds in various currencies
- Refinancing strategy for 2025 remains unchanged:
  - EUR and USD continue to form backbone of our refinancing
  - Regular issuances of USD benchmark bonds
  - Increases in EUR benchmark bonds of up to EUR 8bn

Contacts

KfW Bankengruppe
Palmengartenstrasse 5–9
60325 Frankfurt am Main

investor.relations@kfw.de

Bloomberg: KfW <GO>

www.kfw.de/investor-relations


KFW

References / Photo Credits

References	Photo Credits
Cover page	**Full-page image:** Freunde des Hauses / Getty Images
Page 6	**Picture 1:** KfW-Photo Archive / Jens Steingässer **Picture 2:** KfW-Photo Archive / Rendel Freude **Picture 3:** KfW-Photo Archive / photothek.net **Picture 4:** KfW-Photo Archive / Johnny Miller **Picture 5:** KfW-Photo Archive / -
Page 12	**Picture 1:** Deutscher Bundestag / Lichtblick / Achim Melde
Page 23	**Picture 1:** KfW-Photo Archive / Charlie Fawell **Picture 2:** KfW-Photo Archive / Jens Steingässer **Picture 3:** KfW-Photo Archive / Carsten Wiebers **Picture 4:** KfW-Photo Archive / Jonas Wresch **Picture 5:** KfW-Photo Archive / photothek.net
Page 29	**Picture 1:** KfW-Photo Archive / Alex Habermehl
Page 32	**Picture 1:** stock.adobe.com / sidorovstock
Page 33	**Picture 1:** KfW-Photo Archive / Rüdiger Nehmzow